Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Brightcove Inc. for the registration of common stock, preferred stock, debt securities, warrants and units of Brightcove Inc. and to the incorporation by reference therein of our report dated March 5, 2013, with respect to the consolidated financial statements of Brightcove Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 6, 2013